Exhibit 4(k)(4)

LAMAR ADVERTISING COMPANY
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee with respect to such series of Securities as shall be designated from time to time pursuant to the terms hereof

SECOND SUPPLEMENTAL INDENTURE
Dated as of June [ ], 2007

Supplement to Indenture dated as of June 16, 2003

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Page
ARTICLE 4.

EVENTS OF DEFAULT

Section 4.1 Additional Events of Default	28

ARTICLE 5.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 5.1 With Consent of Holders	28

ARTICLE 6.

MISCELLANEOUS

Section 6.1 Application of Second Supplemental Indenture	29
Section 6.2 Effective Date	29
Section 6.3 Counterparts	29

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     SECOND SUPPLEMENTAL INDENTURE, dated as of June [ ], 2007 by and between LAMAR ADVERTISING COMPANY, a Delaware corporation, as issuer (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a trust company organized under the laws of Delaware, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).
RECITALS
     WHEREAS, the Company and Wachovia Bank of Delaware, National Association, as prior trustee, as of June 16, 2003 entered into an Indenture (as supplemented hereby, the “Indenture”, all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by the Company of Securities from time to time;
     WHEREAS, pursuant to Section 7.8 of the Indenture, the Trustee replaced Wachovia Bank of Delaware, National Association as trustee under the Indenture;
     WHEREAS, the Company has previously issued under the Indenture a series of Securities, designated as its 2-7/8% Convertible Notes due 2010 (the “Original Notes”), in an aggregate principal amount of $287,500,000;
     WHEREAS, the Company desires to issue an additional Series of Securities under the Indenture, and has duly authorized the creation and issuance of such securities and the execution and delivery of this Second Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described;
     WHEREAS, the Company and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such Series of Securities;
     WHEREAS, Section 2.2 of the Indenture provides that a supplemental indenture may be entered into by the Company to establish the form or terms of the issuance of any Securities within a Series;
     WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution;
     WHEREAS, concurrent with the execution hereof, the Company has delivered a Board Resolution and an Officers’ Certificate; and
     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes (as hereinafter defined), as follows:

ARTICLE 1.
CREATION OF THE NOTES
     Section 1.1 Designation of Series.
     Pursuant to the terms hereof and Sections 2.1 and 2.2 of the Indenture, the Company hereby creates a Series of Securities designated as the “2-7/8% Convertible Notes due 2010—Series B” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.
     Section 1.2 Form of Notes.
     The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Stated Maturity of the Notes shall be December 31, 2010.
     Section 1.3 Limit on Amount of Series.
     The Notes shall not exceed U.S.$287,500,000 in aggregate principal amount, and may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon a Company Order and delivery of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 2.3 of the Indenture.
     Section 1.4 Interest.
     The Notes shall bear interest at a rate of 2-7/8% per annum, payable semi-annually. The Interest Payment Dates for the Notes shall be June 30 and December 31 of each year, commencing June 30, 2007, with interest payable in Dollars to Holders in whose names the Notes are registered at the close of business on June 15 or December 15 of each year, as the case may be (each, a “Record Date”), or, if such Record Date is not a Business Day, at the close of business of the immediately succeeding Business Day.
     Section 1.5 Certificate of Authentication.
     The Trustee’s certificate of authentication to be borne on the Notes shall be substantially as provided in the Form of Note attached hereto as Exhibit A.
     Section 1.6 No Sinking Fund.
     No sinking fund will be provided with respect to the Notes.

     Section 1.7 Issuance in Global Form.
     The Notes shall be issued as one or more Global Securities, representing the aggregate principal amount of the Notes, and shall be deposited with the Trustee as custodian for the Depositary. The Notes shall be registered in the name of Cede & Co., or another nominee of the Depositary.
     Section 1.8 Discharge of Indenture; Defeasance.
     The Notes shall not be subject to the provisions of Article 9 of the Indenture.
     Section 1.9 Other Terms of Notes.
     The other terms of the Notes shall be as expressly set forth in Articles 2, 3, 4, 5, 6 and 7 hereof and Exhibit A hereto.
     Section 1.10 Conversion Agent.
     The Company hereby appoints the Trustee as the conversion agent (the “Conversion Agent”) for the Notes and authorizes the Conversion Agent, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to the Conversion Agent, in such capacities by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
ARTICLE 2.
CONVERSION OF NOTES
     Section 2.1 Conversion Right.
     (a) Subject to and upon compliance with the provisions of this Article 2, at the option of the Holder thereof, any Note or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000, and which has not previously been repurchased pursuant to Article 3 hereof, may be converted, as set forth in Section 2.2, only upon the following circumstances:
     (i) on any Business Day in any calendar quarter commencing at any time after September 30, 2007, but only during such calendar quarter, if the Closing Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is more than 160% of the Conversion Price during such period (the “Closing Price Condition”);

     (ii) on any Business Day during the five Business Day period after any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the Closing Sale Price of our Common Stock and the then Conversion Rate (the “Trading Price Condition”);
     (iii) upon the occurrence of a specified corporate transaction set forth in Section 2.13 hereof; or
     (iv) at any time beginning ten Trading Days before the Stated Maturity and until the close of business on the Business Day immediately preceding the Stated Maturity.
     (b) In the case of (i) the Closing Price Condition, the Conversion Agent shall determine at the beginning of each calendar quarter commencing at any time after September 30, 2007, whether the Notes are convertible as a result of the price of Common Stock and notify the Company and the Trustee, to the extent the Trustee is not also serving as the Conversion Agent, and (ii) the Trading Price Condition, the Trustee shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination; and the Company shall have no obligation to make such request unless a Holder of the Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Closing Sale Price of Common Stock and the then Conversion Rate; provided, however, at such time, the Company shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than 98% of the product of the Closing Sale Price of Common Stock and the Conversion Rate.
     (c) Such conversion right shall commence on the date of original issuance of the Notes, and shall expire at the close of business on the Business Day immediately preceding the Stated Maturity. A Note in respect of which a Holder has delivered a Repurchase Notice pursuant to Section 3.1 hereof may be converted only if such notice is withdrawn in accordance with the terms of such section, unless the Company defaults in the payment of the Change of Control Repurchase Price.
     (d) If any of the events described in clause (a) hereof occurs, Holders may surrender any Notes for conversion pursuant to Section 2.4 hereof. Upon determining that Holders of Notes are or will be entitled to convert their Notes in accordance with this Section 2.1, the Company will promptly issue a press release or otherwise publicly disclose this information and use its reasonable efforts to post such information on the Company’s website.
     Section 2.2 Conversion Consideration and Settlement.
     (a) Upon surrendering any Notes for conversion, the Holder of such Notes shall receive, in respect of each $1,000 principal amount of Notes, at the Company’s election:

     (i) a number of shares of Class A Common Stock of the Company, $0.001 par value per share (the “Common Stock”), equal to the Conversion Rate, in addition to cash in lieu of fractional shares, if applicable;
     (ii) cash in an amount equal to the Conversion Value; or
     (iii) for all days of the Conversion Period, (A) a fixed amount in cash specified by us divided by 20 or an amount in cash representing the percentage that the Company elects of the Daily Conversion Value Amount (in each case, the “specified cash amount”), and (B) a number of whole shares, in addition to cash in lieu of fractional shares, per $1,000 principal amount of Notes equal to the sum of the Daily Share Amounts for all of the Trading Days in the Conversion Period;
     provided however, at any time on or prior to the 11th Trading Day preceding the Stated Maturity, the Company may irrevocably elect to satisfy in cash its conversion obligation with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of Common Stock (the “Cash Payment of Principal Election”), for each $1,000 principal amount of Notes surrendered for conversion, as follows:
     (A) where the Conversion Value is less than or equal to $1,000, the settlement amount shall be an amount in cash equal to such Conversion Value, or
     (B) where the Conversion Value is greater than $1,000, the settlement amount shall be computed as if the Company had elected to settle a portion of its conversion obligation pursuant to paragraph (a)(iii) of this Section 2.2, with a specified cash amount equal to $1,000.
     The Company shall treat all Holders converting on the same day in the same manner. The Company shall not, however, have any obligation to settle its conversion obligations arising on different days in the same manner.
     (b) (i) In the case of Sections 2.2 (a)(i) and (iii), the Company shall inform the Holders through the Trustee of the method it chooses to satisfy its obligation upon conversion (x) in respect of Notes tendered for conversion during the period beginning 10 Trading Days preceding the Stated Maturity and ending one Trading Day preceding the Stated Maturity, 11 Trading Days preceding the Stated Maturity, and if a Holder has complied with all the requirements hereunder for Notes so surrendered, the Conversion Date with respect to such Notes shall be the Stated Maturity; and (y) in all other cases, no later than two Trading Days following the Conversion Date.
     (ii) In the case of Sections 2.2 (a)(ii) and (iii), the Company shall specify the amount to be satisfied in cash as a percentage of the conversion obligation or as a fixed dollar amount, and the settlement shall occur on the third Trading Day following the final Trading Day of the Conversion Period.
     (iii) In the case of Section 2.2 (a)(i), the settlement shall occur as soon reasonably practicable after the third Trading Day following the Conversion Date.

     (iv) In the case of a Cash Payment of Principal Election, the Company shall notify, by written notice, the Trustee, the Conversion Agent and the Holders in the manner provided in Section 10.2 of the Indenture.
     (c) Upon surrender of a Note for conversion, the Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the Holder does not deliver such cash, the Company may deduct and withhold from the consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.
     Section 2.3 Conversion Rate and Conversion Trigger Price.
     The rate at which shares of Common Stock shall be delivered upon conversion (such rate as in effect from time to time and on any date including any adjustments pursuant to Section 2.6 in effect on such date, the “Conversion Rate”) shall be initially 20.4518 shares of Common Stock for each $1,000 principal amount of Notes. The Conversion Rate shall be adjusted in certain instances as provided in Section 2.6 hereof. All calculations under this Article 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.
     Section 2.4 Exercise of Conversion Right.
     To convert a Note, a Holder must (a) complete and manually sign the Conversion Notice or a facsimile of the Conversion Notice on the back of the Note if certificated (or Holders may obtain copies of the required form of the Conversion Notice from the Conversion Agent) and deliver such notice to the Conversion Agent in accordance with the notice provisions set forth in Section 10.2 of the Indenture, (b) if the Notes are in certificated form, surrender the Note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required, and (e) if required, pay funds equal to the interest payable on the next Interest Payment Date or pursuant to Section 2.2(c). In the case of a Global Note, the Conversion Notice shall be completed by a Depositary participant on behalf of the beneficial holder. Anything herein to the contrary notwithstanding, in the case of Global Notes, Conversion Notices may be delivered and such Notes may be surrendered for conversion in accordance with the applicable procedures of the Depositary as in effect from time to time.
     Notes surrendered for conversion during the period from the close of business on any Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided, however, that no such payment need be made if (1) we have specified a repurchase date following a Change of Control or a Fundamental Change that is during such period or (2) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note. No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes surrendered for conversion from the Interest Payment Date preceding the day of conversion, or on account of any dividends on the Common Stock issued upon conversion. In addition, Holders shall not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the applicable conversion date. Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions and comply with the other foregoing provisions, and at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Trustee at its Corporate Trust Office and the Conversion Agent a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share thereof, as provided in Section 2.5 hereof, and the Trustee shall forward such certificate or certificates at the addresses set forth in the written notices sent to the Company by the Holders electing to convert their Notes.
     Section 2.5 Fractions of Common Stock Shares.
     No fractional shares of Common Stock shall be issued upon conversion of the Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the principal amount of the Notes so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Note or Notes, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Sale Price on the Trading Day prior to the date of the date of the conversion of the Notes (determined by the Company in accordance with the following paragraph) per share of Common Stock.
     Section 2.6 Adjustment of Conversion Rate.
     (1) In case at any time after the date of the issuance of the Notes, the Company shall pay to all holders of Common Stock a dividend or other distribution payable in shares of its Common Stock, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction of which:
     (i) the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such dividend or other distribution, plus the number of shares of Common Stock constituting such dividend or other distribution and
     (ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. If any dividend or distribution of the type described in this paragraph (1) of Section 2.6 is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (2) Subject to paragraph 9 of this Section 2.6, in case at any time after the date of the issuance of the Notes, the Company shall issue rights, options or warrants to all holders of its Common Stock (other than any rights, options or warrants that by their terms will also be issued to any Holder upon conversion of a Note into Common Stock without any action required by the Company or any other person) entitling them (for a period ending within forty-five (45) days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in paragraph (10) of this Section 2.6) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which:
     (i) the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such rights, options or warrants, plus the number of shares of Common Stock so offered for subscription or purchase and
     (ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determining the stockholders entitled to receive such rights, options or warrants plus the number of shares of Common Stock that the aggregate of the offering price of all shares of Common Stock so offered for subscription or purchase would purchase at the current market price.
     Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for such determination. To the extent that all shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, options or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company.
     (3) In case at any time after the date of the issuance of the Notes, outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
     (4) In case at any time after the date of the issuance of the Notes, the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock, shares of any class of its capital stock, evidences of its indebtedness or other assets (including securities, but excluding any rights, options or warrants referred to in paragraph (2) of this Section 2.6, any dividend or distribution paid exclusively in cash, any dividend or distribution referred to in paragraph (1) of this Section 2.6 and distributions upon a Special Merger or Consolidation), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which:
     (i) the numerator shall be the current market price per share (determined as provided in paragraph (10) of this Section 2.6) of the Common Stock on the date fixed for determining the stockholders entitled to such distribution and
     (ii) the denominator shall be the current market price per share of Common Stock on the date fixed for determining the stockholders entitled to such distribution minus the fair market value (as determined by the Board of Directors) of the portion of such distribution applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution; provided, however, that if the then fair market value (as so determined) of the portion of the shares of capital stock, assets or evidences of indebtedness so distributed applicable to one share of Common Stock is equal to or greater than the current market price per share (determined as provided in paragraph (10) of this Section 2.6) on the date fixed for the determination of stockholders entitled to receive such distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of shares of capital stock, assets or evidences of indebtedness such Holder would have received had such Holder converted each Note on the date fixed for determination of stockholders entitled to receive such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared if the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (4) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share pursuant to paragraph (10) of this Section 2.6.
     Notwithstanding the foregoing, if the shares of capital stock, assets or evidences of indebtedness distributed by the Company to all holders of its Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Company, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the date fixed for determination of stockholders entitled to receive such distribution with respect to such distribution by a fraction of which:
     (i) the numerator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the Nasdaq National Market System or such other national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the fair market value (as so determined by the Board of Directors) over the Spinoff Valuation Period of the portion of shares of capital stock, assets or evidences of indebtedness so distributed applicable to one share of Common Stock; and
     (ii) the denominator shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution; provided, however, that the Company may in lieu of the foregoing adjustment make adequate provision so that each Holder shall have the right to receive upon conversion the amount of shares of capital stock, assets or evidences or indebtedness such Holder would have received had such Holder converted each Note on the date fixed for determination of stockholders entitled to receive such distribution.
     (5) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding (x) any distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (y) any cash portions of distributions referred to in paragraph (4) of this Section 2.6, and (z) cash distributions upon a

Special Merger or Consolidation to which paragraph (7) of this Section 2.6 applies) then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which,
     (i) the numerator shall be the sum of the average of the Closing Sale Price of the shares of Common Stock for the 10 consecutive Trading Days before the Business Day immediately preceding the earlier of the record date or the day before the Ex-dividend Date for such distribution, plus the amount in cash per share that the Company distributes to Holders of its shares of Common Stock in respect of such fiscal period, and
     (ii) the denominator shall be the sum of the average of the Closing Sale Price of the shares of Common Stock for the 10 consecutive Trading Days before the Business Day immediately preceding the earlier of the record date or the day before the Ex-dividend Date for such distribution, such adjustment to be effective immediately prior to the opening of business on the day following such record date; provided, however, that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the current market price (determined as provided in paragraph (10) of this Section 2.6) on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of cash such Holder would have received had such Holder converted each Note on such record date. If such distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared. If any adjustment is required to be made as set forth in this paragraph (5) of this Section 2.6 as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto. If an adjustment is required to be made as set forth in this paragraph (5) of this Section 2.6 as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution. Notwithstanding the foregoing, in the event of an adjustment to the Conversion Rate pursuant to this paragraph (5), in no event will the Conversion Rate exceed 28.6369 shares per $1,000 principal amount of Notes. The cap on the adjustment to the Conversion Rate pursuant to this paragraph (5) remains subject to adjustment pursuant to paragraphs (1), (2), (3) and (4) of this Section 2.6.
     (6) In case at any time after the date of the issuance of the Notes, a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Trustee) that combined together with:

     (A) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Trustee), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer, by the Company or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to this paragraph (6) has been made, and
     (B) the aggregate amount of any distributions to all holders of the Company’s Common Stock made exclusively in cash within 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (5) of this Section 2.6 has been made, exceeds 10% of the product of (I) the current market price per share of the Common Stock (determined as provided in paragraph (10) of this Section 2.6) as of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended), times (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,
     (i) the numerator of which shall be the sum of (x) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Trustee) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the trading day next succeeding the Expiration Time, and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

     To the extent the Company shall have in effect any shareholder rights plan, upon conversation of its Notes, each Holder will receive in addition to shares of Class A Common Stock, cash or a combination thereof, as provided in Section 2.2, the rights under such rights plan unless such rights have been separated from the Class A Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     (7) (a) In the event of a Special Merger or Consolidation, then, upon conversion of Notes, the Holder will be entitled to receive the same type of consideration that such Holder would have been entitled to receive if the Holder had converted its Notes into Common Stock immediately before any Special Merger or Consolidation.
          (b) In the case of (i) a distribution of securities other than Common Stock to all Holders of Common Stock, the effective date of such reclassification shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” and “the date fixed for such determination” within the meaning of paragraph (4) of this Section 2.6, and (ii) a subdivision or combination, as the case may be, the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective”, as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of paragraph (3) of this Section 2.6.
     (8) In the case of a Fundamental Change, solely upon receipt by the Conversion Agent of any Holder’s Conversion Notice pursuant to Section 2.4 hereof, from and including the day that is 30 Business Days before the anticipated Effective Date of the Fundamental Change up to and including the Trading Day before the Effective Date of the Fundamental Change, the Company will increase the Conversion Rate for the Notes surrendered for conversion by a number of additional shares of Common Stock (the “Additional Fundamental Change Shares”) determined in accordance with this paragraph (8); provided, however, that if the Holders of Common Stock receive only cash in the Fundamental Change transaction, the stock price shall be the cash amount paid per share of Common Stock. The following table sets forth the hypothetical increase in the Conversion Rate, expressed as a number of Additional Fundamental Change Shares issuable per $1,000 principal amount of Notes as a result of a Fundamental Change that occurs in the corresponding period:

	Stock Price
Effective date	$34.92	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00
6/__/2007	8.19	4.55	3.17	2.35	1.81	1.45	1.21	1.03	0.80	0.66	0.56	0.49	0.43	0.38
12/31/2007	8.19	4.55	3.01	2.16	1.62	1.27	1.04	0.88	0.68	0.56	0.48	0.41	0.36	0.32
6/30/2008	8.19	4.55	2.85	1.96	1.42	1.08	0.87	0.72	0.55	0.46	0.39	0.34	0.30	0.26
12/31/2008	8.19	4.55	2.66	1.74	1.19	0.87	0.67	0.55	0.42	0.35	0.30	0.26	0.23	0.20
6/30/2009	8.19	4.55	2.45	1.48	0.93	0.63	0.47	0.38	0.28	0.24	0.20	0.18	0.16	0.14
12/31/2009	8.19	4.55	2.21	1.16	0.62	0.36	0.24	0.19	0.14	0.12	0.11	0.09	0.08	0.07
6/30/2010	8.19	4.55	1.95	0.75	0.23	0.05	0.01	0.01	0.01	0.00	0.00	0.00	0.00	0.00
12/31/2010	8.19	4.55	1.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
The stock price paid per share of Common Stock in a Fundamental Change transaction (the “Stock Price”) shall be the average of the Closing Sale Prices of Common Stock on the 10 con-

secutive Trading Days up to but excluding the date on which the Fundamental Change transaction becomes effective (the “Effective Date”).
     The Stock Prices set forth in the first row of the table will be adjusted as of any date on which the Conversion Rate of the Notes is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately before such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately before the adjustment giving rise to the Stock Price adjustment, and the denominator of which is the Conversion Rate as so adjusted. In addition, the number of additional fundamental change shares will be subject to adjustment pursuant to this Section 2.6.
     The exact Stock Prices and Effective Dates may not be set forth in the table, in which case:
     (a) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two dates in the table, the additional fundamental change shares will be determined by straight-line interpolation between the number of additional fundamental change shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;
     (b) if the Stock Price is in excess of $130.00 per share of Common Stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion; and
     (c) if the Stock Price is less than $34.92 per share of Common Stock (subject to adjustment), no additional fundamental change shares will be issued upon conversion.
     Notwithstanding the foregoing, in no event will the Conversion Rate exceed 28.6369 shares per $1,000 principal amount of Notes. The cap on the adjustment to the Conversion Rate pursuant to a Fundamental Change remains subject to adjustment pursuant to paragraphs (1), (2), (3) and (4) of this Section 2.6.
     If the Fundamental Change is also a Public Acquirer Fundamental Change, then, in lieu of increasing the Conversion Rate pursuant to this paragraph (8), the Company may elect to change the Conversion Rate pursuant to paragraph (9).
     (9) If the Fundamental Change is a Public Acquirer Fundamental Change, the Company may, at its sole option, elect to change the Conversion Rate pursuant to this paragraph (9), in lieu of increasing the Conversion Rate applicable to Notes that are converted in connection with the Public Acquirer Fundamental Change. If the Company makes this election, then the Conversion Rate will be adjusted and the Company’s related conversion obligation such that, from and after the Effective Date of the Public Acquirer Fundamental Change, the right to convert a Note pursuant to Section 2.2 (a) will be changed into a right to convert Notes into shares of Public Acquirer Common Stock still subject to Section 2.2 (a), by adjusting the Conversion Rate in effect immediately before the effective time by a fraction of which:

     (i) the numerator is the fair market value (as determined in good faith by the Board of Directors), as of the Effective Date of the Public Acquirer Fundamental Change, of the cash, securities and other property paid or payable per share of Common Stock, and,
     (ii) the denominator is the average of the Closing Sale Prices per share of the Public Acquirer Common Stock for the 10 consecutive Trading Days commencing on, and including, the Trading Day immediately after the Effective Date of the Public Acquirer Fundamental Change.
     If the Company elects to change the Conversion Rate pursuant to this paragraph (9), the change in the Conversion Rate will apply to all Holders from and after the Effective Date of the Public Acquirer Fundamental Change, and not just those Holders, if any, that convert their Notes in connection with the Public Acquirer Fundamental Change. If the Company elects to change the Conversion Rate as described above in connection with a Public Acquirer Fundamental Change that is not consummated, than the Company will not be obligated to effect such election.
     (10) For the purpose of any computation under paragraphs (2), (4), (5) or (6) of this Section 2.6, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Sale Prices of the Common Stock for the five consecutive Trading Days selected by the Company commencing not more than ten Trading Days before, and ending not later than the earlier of, the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.
     (11) No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (11)) would require an increase or decrease of at least 1.0% in the Conversion Rate; provided, however, that any adjustments which by reason of this paragraph (11) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (11) shall be made to the nearest whole cent.
     (12) The Company may make such increases in the Conversion Rate, in addition to those required by this Section 2.6, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Company shall have the power to resolve any ambiguity or correct any error in this paragraph (12) and its actions in so doing shall be final and conclusive.
     (13) To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days, the increase is irrevocable during such period, and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided for in Section 10.2 of the Indenture at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
     (14) In the event that this Article 2 requires adjustments to the Conversion Rate under more than one of Sections 2.6(1), 2.6(2), 2.6(4) or 2.6(5) hereof, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 2.6(4), second, the provisions of Section 2.6(5), third, the provisions of Section 2.6(1) and, fourth, the provisions of Section 2.6(2). After an adjustment to the Conversion Rate under this Article 2, any subsequent event requiring an adjustment under this Article 2 shall cause an adjustment to the Conversion Rate as so adjusted. Whenever successive adjustments to the Conversion Rate are called for pursuant to this Article 2, such adjustments shall be made to the provisions of Section 2.6(10) hereof as may be necessary or appropriate to effectuate the intent of this Article 2 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.
     Section 2.7 Notice of Adjustments of Conversion Rate.
     Whenever the Conversion Rate is adjusted as herein provided: (a) the Company shall compute the adjusted Conversion Rate in accordance with Section 2.6 hereof and shall prepare an Officers’ Certificate, one of the signatories of which shall be the Treasurer or Chief Financial Officer of the Company, setting forth the adjusted Conversion Rate (certified by the Company’s independent public accountants or other certified public accountant) and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Trustee at each office or agency maintained for the purpose of conversion of Securities pursuant to Section 2.4 hereof; and (b) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be given by the Company to the Trustee and all Holders in the manner provided for in Section 10.2 of the Indenture. In the case of a Fundamental Change, or Public Acquirer Fundamental Change, as the case may be, the Company shall notify Holders of the Notes and the Conversion Agent at least 30 Business Days before the anticipated Effective Date of a Fundamental Change (the “Fundamental Change Notice”) and indicate whether the election to increase the Conversion Rate pursuant to Section 2.6 (8) or (9).
     The Trustee shall not be deemed to have notice of any change in the Conversion Rate unless and until it receives the Officers’ Certificate provided for in the foregoing clause (a) setting forth such change.

     Section 2.8 Notice of Certain Corporate Action.
     In case:
     (a) the Company shall declare a dividend or make any other distribution that would require any adjustment pursuant to Section 2.6 hereof;
     (b) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights;
     (c) of any reclassification of the Common Stock of the Company, or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required or that is otherwise subject to Section 2.13 hereof, or of the conveyance, lease, sale or transfer of all or substantially all of the assets of the Company; or
     (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Securities pursuant to Section 2.4 hereof, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the register for the Securities, at least 20 days prior to the applicable record or effective date hereinafter specified, a notice (which notice shall also be sent by release to Reuters Economic Services and Bloomberg Business News as set forth in Section 10.2 of the Indenture) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, conveyance, lease, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, conveyance, lease, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (d) of this Section 2.8. If at the time the Trustee shall not be the Conversion Agent, a copy of such notice shall also forthwith be filed by the Company with the Trustee. The Company shall cause to be filed at the Corporate Trust Office and each office or agency maintained for the purpose of conversion of Notes pursuant to Section 2.4 of the Indenture, and shall cause to be provided to all Holders in accordance with Section 10.2 of the Indenture, notice of any tender offer by the Company or any Subsidiary for all or any portion of the Common Stock at or about the time that such notice of tender offer is provided to the public generally.

     Section 2.9 Company to Reserve Common Stock.
     The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Notes, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes.
     Section 2.10 Taxes on Conversions.
     The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
     Section 2.11 Covenant as to Common Stock.
     The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable and, except as provided in Section 2.10 hereof, the Company will pay all taxes, liens and charges with respect to the issue thereof.
     The Company will endeavor promptly to comply with all Federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon conversion of Notes, if any, and will use its best efforts to list or cause to have quoted all such shares of Common Stock on each United States national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.
     Section 2.12 Cancellation of Converted Securities.
     All Notes delivered for conversion shall be delivered to the Trustee to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.13 of the Indenture.
     Section 2.13 Provisions in Case Certain Corporate Transactions.
     (a) In the case of a Dividend Event, the Company shall deliver written notice of such Dividend Event (a “Dividend Event Notice”) by first-class mail, postage prepaid, not later than the 20th day prior to the Ex-dividend Date for such Dividend Event to the Trustee, the Conversation Agent and the Holders in the manner provided in Section 10.2 of the Indenture;
     (b) In the case of any transaction or event other than a Fundamental Change (including, but not limited to, any consolidation, merger or binding share exchange that does not constitute a Fundamental Change, but excluding changes resulting from a subdivision or combination)

pursuant to which all or substantially all shares of Common Stock would be converted into cash, securities or other property, a Holder may surrender Notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of such transaction or event, until the earlier of (i) 15 days after the actual date of such transaction or event, or (ii) the date that the Company announces that such transaction or event will not take place; provided, however, Notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of the Company’s direct or indirect subsidiaries for the purpose of changing its state of incorporation to any other state within the United States or the District of Columbia. In the case of such transaction or event, the Company shall deliver notice as soon as practicable following the public announcement of such transaction or event, but not later than the 15th day prior to the anticipated effective date of such transaction or event, to the Trustee, the Conversion Agent and the Holders in the manner required by Section 10.2 of the Indenture; or
     (c) In the case of a Fundamental Change or a Change of Control, Holders may surrender Notes for conversion at any time beginning 15 days before the anticipated effective date of a Fundamental Change or Change of Control, until (i) the Trading Day prior to the Fundamental Change or Change of Control Purchase Date or (ii) the date that the Company announces that such transaction will not take place. In the case of a Fundamental Change or a Change of Control, the Company shall deliver written notice by first-class mail, postage prepaid, not later than the 15th day prior to the anticipated effective date of the Fundamental Change or Change of Control that the Company knows or reasonably should know will occur, to the Trustee, the Conversion Agent and the Holders in the manner required by Section 10.2 of the Indenture. If the notice delivered under this Section 2.13(c) contains all the information required to be delivered pursuant to Sections 2.7 in respect of a Fundamental Change or in a Change of Control Notice then no additional notice under Section 2.7 or a Change of Control Notice shall be required.
     (d) With respect to conversions upon subsections (b) and (c) above, if the Company is a party to a consolidation, merger or binding share exchange pursuant to which all shares of Common Stock are exchanged for cash, securities or other property, then commencing with the effective time of such transaction, any conversion of Notes and the Conversion Value will be based on the kind and amount of cash, securities or other property that a Holder would have received if such Holder had converted its Notes into Common Stock immediately prior to the effective time of the transaction. For purposes of this Section 2.15(d), where a consolidation, merger or binding share exchange involves a transaction that causes Common Stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the amounts and types of consideration that the holders of Common Stock who affirmatively made such an election received in such transaction or as a result of such event.
     If this Section 2.13 applies to any event or occurrence, paragraph (5) of Section 2.6 shall not apply.

     Section 2.14 Right of Holders to Convert.
     The limitations set forth in Section 6.6 of the Indenture shall not apply to the right of a Holder to bring a suit for the enforcement of such Holder’s right to convert Notes pursuant to this Article 2.
     Section 2.15 Certain Definitions.
     For purposes of this Article 2:
     (1) the term “Closing Sale Price” of Common Stock on any date means the Closing Sale Price per share (or if no Closing Sale Price is reported, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Select Market or, if Common Stock is not listed on the NASDAQ Global Select Market, as reported in composite transactions for the principal U.S. securities exchange on which Common Stock is traded. In the absence of such quotations, the Company shall be entitled to determine the Closing Sale Price on the basis of such quotations as it considers appropriate. Closing Sale Price shall be determined without reference to extended or after hours trading.
     (2) the term “Conversion Date”, with respect to a Note, means the date on which the Holder of such Note complied with all requirements of this Indenture to convert such Note.
     (3) the term “Conversion Period” means the 20 consecutive trading-day period commencing on the third Trading Day following the Conversion Date.
     (4) the term “Conversion Price” means, per share of Common Stock at any time, $1,000 divided by the Conversion Rate.
     (5) the term “Conversion Value” for each $1,000 principal amount of Notes is equal to the sum of the Daily Conversion Value Amounts for all of the Trading Days in the Conversion Period.
     (6) the term “Daily Conversion Value Amount” for each $1,000 principal amount of Notes and each Trading Day in the Conversion Period is the amount equal to the Closing Sale Price of Common Stock on such Trading Day multiplied by the Conversion Rate in effect on such Trading Day divided by 20.
     (7) the term “Daily Share Amount” means, for each $1,000 principal amount of Notes and each Trading Day in the Conversion Period, a number of shares (but in no event less than zero) determined by the following formula:

Daily Conversion Value Amount – specified cash amount

Closing Sale Price of Common Stock on such Trading Day
     (8) the term “Dividend Event” means if the Company elects to (a) distribute to all Holders of Common Stock certain rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, Common Stock, or securities convertible into Common Stock, at less than, or having a conversion price per share less than, the Closing Sale Price of our Common Stock on the Trading Day immediately preceding the declaration date for such distribution, or (b) distribute to all Holders of Common Stock the Company’s assets, cash, debt securities or certain rights to purchase the Company’s securities, which distribution has a per share value as determined by the Company’s Board of Directors exceeding 15% of the Closing Sale Price of Common Stock on the Trading Day immediately preceding the declaration date for such distribution.
     (9) the term “Ex-dividend Date” means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Common Stock to its buyer.
     (10) a “Fundamental Change” will be deemed to have occurred at the time that any of the following occurs:
     (A) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to the Company’s shares of voting stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding shares of voting stock of the Company are exchanged for, converted into or constitute solely the right to receive cash, securities or other property; provided, however, that none of the following transactions shall be deemed to be a Fundamental Change: (i) a transaction in which the holders of the Company’s voting stock immediately before such transaction hold, directly or indirectly, more than 50% of the total voting power in the aggregate of all classes of shares of beneficial interest of the Company then outstanding entitled to vote generally in elections of directors immediately after such transaction; (ii) a transaction that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding voting stock solely into shares of voting stock of the surviving entity or a direct or indirect parent of the surviving entity; (iii) a transaction that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding voting stock; or (iv) a consolidation, merger, conveyance, transfer sale, lease or other disposition with or into any of the Company’s subsidiaries (so long as such transaction is not part of a plan or series of transactions designed to or having the effect of merging or consolidating with or conveying, transferring, selling, leasing or disposing all or substantially all of the Company’s properties and assets to any other person);
     (B) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any majority-owned subsidiary of the Company, any employee benefit plan of the Company or such subsidiary or any Permitted Holder (as defined in Section 3.2 hereof), is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of shares of beneficial interest of the Company then outstanding entitled to vote generally in elections of directors;
     (C) during any period of 24 consecutive months after the date of original issuance of the Notes, persons who at the beginning of such 24 month period constituted the Board of Directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved (either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors in which such individual is named as a nominee for director), cease for any reason to constitute a majority of the Board of Directors; or
     (D) the Common Stock (or other common stock into which the Notes are then convertible) ceases to be listed on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.
     However, a Fundamental Change will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a Fundamental Change consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the Notes become convertible into such shares of common stock (or depositary receipts or other certificates representing common equity interests).
     (11) the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     (12) the term “Public Acquirer Common Stock” means a class of common stock of an acquirer (or any entity that is a direct or indirect wholly owned subsidiary of the acquirer or of which the acquirer is a direct or indirect wholly owned subsidiary) in a Public Acquirer Fundamental Change, that is traded on a national securities exchange or that will be so traded when issued or exchanged in connection with the Fundamental Change.

     (13) the term “Public Acquirer Fundamental Change” means an acquisition of the Company pursuant to a Fundamental Change in which the acquirer (or any entity that is a direct or indirect wholly owned subsidiary of the acquirer or of which the acquirer is a direct or indirect wholly owned subsidiary) has a class of common stock that is traded on a national securities exchange or that will be so traded when issued or exchanged in connection with the Fundamental Change.
     (14) the term “Special Merger or Consolidation” means the occurrence of (i) any reclassification of Common Stock; (ii) a consolidation, merger or combination involving the Company; or (iii) a sale or conveyance to another person or entity of all or substantially all of the Company’s property and assets, in which holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock, which occurrence does not constitute a Fundamental Change.
     (15) “Trading Day” means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.
     (16) the term “Trading Price” means, on any date of determination, the average of the secondary market bid quotations obtained by the Trustee for $2,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers selected by the Company; provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Closing Sale Price of Common Stock and the Conversion Rate.
ARTICLE 3.
REPURCHASE OF NOTES AT THE OPTION OF THE
HOLDERS UPON A CHANGE OF CONTROL
     Pursuant to Section 2.2(8) of the Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes:
     Section 3.1 Repurchase at Option of Holders upon Change of Control.
     (a) Upon the occurrence of a Change of Control (the date of such occurrence, the “Change of Control Date”), the Company shall notify the Holders of the Notes in writing of such occurrence in accordance with paragraph (b) below, and shall make an offer to purchase (a “Change of Control Offer”), and shall purchase, on a Business Day (a “Change of Control Pur-

chase Date”) not more than 60 nor less than 30 days following the Change of Control Date all, but not less than all, of the then outstanding Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued interest, if any, to the Change of Control Purchase Date (the “Change of Control Purchase Price”).
     (b) Notice of a Change of Control Offer (a “Change of Control Notice”) shall be sent, by first-class mail, postage prepaid, by the Company not later than the 30th day after the Change of Control Date to the Holders of the Notes at their last registered addresses with a copy to the Trustee and the Paying Agent (and shall also be given by release made to Reuters Economic Services and Bloomberg Business News as provided in Section 10.2 of the Indenture). The Change of Control Offer shall remain open from the time of mailing for at least 20 Business Days and until 5:00 p.m., New York City time, on the Business Day before the Change of Control Purchase Date. The Change of Control Notice, which shall govern the terms of the Change of Control Offer, shall include such disclosures as are required by law and shall state:
     (i) that the Change of Control Offer is being made pursuant to this Section 3.1 and that any portion of the principal amount of Notes that is equal to $1,000 or an integral multiple thereof, validly tendered into the Change of Control Offer and not withdrawn, will be accepted for payment;
     (ii) the cash purchase price (including the amount of accrued interest, if any) for each Note, the Change of Control Purchase Date and the date on which the Change of Control Offer expires;
     (iii) that any Note not tendered for payment will continue to accrue interest in accordance with the terms thereof;
     (iv) that, unless the Company shall default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date;
     (v) that Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address (in the Borough of Manhattan, The City of New York) specified in the Change of Control Notice prior to 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date and must complete any form of letter of transmittal proposed by the Company and reasonably acceptable to the Trustee and the Paying Agent;
     (vi) that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing its election to have such Notes purchased;

     (vii) that Holders whose Notes are purchased only in part will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered;
     (viii) the instructions that Holders must follow in order to tender their Notes; and
     (ix) information concerning the business of the Company, the most recent annual and quarterly reports of the Company filed with the SEC pursuant to the Exchange Act (or, if the Company is not then permitted to file any such reports with the SEC, the comparable reports prepared pursuant to Section 4.2 of the Indenture), a description of material developments in the Company’s business, information with respect to pro forma historical financial information after giving effect to such Change of Control and such other information concerning the circumstances and relevant facts regarding such Change of Control Offer as would be material to a Holder of Notes in connection with the decision of such Holder as to whether or not it should tender Notes pursuant to the Change of Control Offer.
     (c) To exercise a repurchase right pursuant to this Section 3.1, a Holder shall deliver to the Trustee a written notice (a “Repurchase Notice”) of such Holder’s exercise of such right, in accordance with the terms and conditions set forth in the Change of Control Notice. Upon receipt by the Trustee of a Repurchase Notice, the Holder of the Note in respect of which such Repurchase Notice was given shall (unless such Purchase Notice or Repurchase Notice is withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note. Notes in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Repurchase Notice, unless such Repurchase Notice has first been validly withdrawn in the manner provided for in the foregoing paragraph (b)(vi) (unless the Company has defaulted in the payment of the Change of Control Purchase Price).
     (d) On the Change of Control Purchase Date, the Company shall
     (i) accept for payment Notes or portions thereof validly tendered pursuant to the Change of Control Offer,
     (ii) deposit with the Paying Agent (no later than 10:00 A.M. EST on the Change of Control Purchase Date) money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted, and
     (iii) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company.
The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion to the

Notes surrendered; provided, however, that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. Any Notes not validly tendered and not accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer not later than the first Business Day following the Change of Control Purchase Date.
     (e) In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Company to purchase Notes, if such purchase constitutes a “tender offer” for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.
     Section 3.2 Certain Definitions.
     For purposes of this Article 3:
     (1) the term “Change of Control” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of all Voting Stock of the Company; provided, however, that the Permitted Holders (i) “beneficially own” (as so defined) a lower percentage of such total voting power with respect to the Voting Stock than such other person or “group” and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;
     (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have

“beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the surviving or transferee corporation;
     (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or
     (d) the Company is liquidated or dissolved or adopts a plan of liquidation;
     (2) the term “Permitted Holders” means:
     (a) any of Charles W. Lamar, III and Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of those persons and the immediate families of any lineal descendant of those persons;
     (b) any trust, to the extent it is for the benefit of any of the persons listed under (a) above; or
     (c) any person, entity or group of persons controlled by any of the persons listed under (a) or (b) above; and
     (3) the term “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the Board of Directors or other governing body of such Person.
     (4) the term “Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, before the Stated Maturity of the Notes, for cash or securities constituting Indebtedness.

ARTICLE 4.
EVENTS OF DEFAULT
     Section 4.1 Additional Events of Default.
     Pursuant to Sections 2.2 (18) and 6.1(8) of the Indenture, so long as any of the Notes are outstanding, the following shall be an Event of Default with respect to the Notes, in addition to the Events of Default contained in Section 6.1 of the Indenture:
     (1) The Company fails to give a Change of Control Notice in accordance with Section 3.1(b) hereof, or defaults in the payment of the Change of Control Purchase Price.
     (2) The Company fails to give a Fundamental Change Notice in accordance with Section 2.7 hereof.
     (3) The Company fails to convert, or deliver when due, any portion of the principal amount or conversion value of a Note following the exercise by the Holder of such Note of the right to convert such Note into Common Stock pursuant to and in accordance with Article 2 hereof.
ARTICLE 5.
AMENDMENTS, SUPPLEMENTS AND WAIVERS
     Section 5.1 With Consent of Holders.
     Pursuant to Sections 2.2 (and subject to Section 8.4) of the Indenture, so long as any of the Notes are outstanding, without the consent of each Securityholder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 of the Indenture, may not (in addition to the events described in paragraphs (1) through (9) of the Indenture):
     (1) make any change that impairs or adversely affects the right to convert any Security into Common Stock;
     (2) impair or adversely affect the right of a Holder to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes;
     (3) make any change that adversely affects the right to require the Company to repurchase the Notes upon a Change of Control pursuant to and in accordance with Article 3 hereof; or
     (4) reduce or impair or adversely affect the right of a Holder to receive the Change of Control Purchase Price.

ARTICLE 6.
MISCELLANEOUS
     Section 6.1 Application of Second Supplemental Indenture.
     Each and every term and condition contained in the Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Notes established under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Second Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     Section 6.2 Effective Date.
     This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.
     Section 6.3 Counterparts.
     This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LAMAR ADVERTISING COMPANY
By:
Name:
Title:

Attest:

Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

Attest:

Name:
Title:

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On the ___day of                     ,___, before me personally came                     , to me known, who, being by me duly sworn, did depose and say that he is the                      of                                         , one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by authority of the Board of Directors.

Exhibit A
[FORM OF FACE OF NOTE]
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
LAMAR ADVERTISING COMPANY
2-7/8% Convertible Note due 2010—Series B

No.	$

CUSIP No.
     LAMAR ADVERTISING COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter defined), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $___(                     Dollars) on December 31, 2010, and to pay interest thereon from June [ ], 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi annually on June 30 and December 31 in each year, commencing June 30, 2007, at the rate of 2-7/8% per annum, until the principal hereof is paid or made available for payment.
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be the 15th of June or 15th of December, as the case may be, next preceding such Interest Payment Date or, if such record date is not a Business Day, at the close of business of the immediately succeeding Business Day. A “Business Day” shall mean any day other than a Saturday, Sunday, a federally recognized holiday or a day on which banking institutions are not authorized or required by law or executive order to be open in the State of New York. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and shall be paid to the Person in whose name this Note is registered at the close of business on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before the special record date, the Company shall mail or cause to be mailed to each Holder, with a copy to the Trustee, a notice that states the special record date, the payment date, and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.
     Payments of principal of and interest on this Note and any additional payments due hereunder shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Interest may, at the option of the Company, be paid either (i) by check mailed to the registered address of the Person entitled thereto; provided, however, that a Holder of Notes with an aggregate principal amount in excess of $2,000,000 shall, at the written election (timely made and containing appropriate wire transfer information) of such Holder, be paid by wire transfer of immediately available funds or (ii) by transfer to an account maintained by such Person located in the United States; provided, however, that payment to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered under its corporate seal.
Dated:

LAMAR ADVERTISING COMPANY
By:
Name:
Title:

By:
Name:
Title:

     This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.
Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]
     This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of June 16, 2003 (as supplemented by a Second Supplemental Indenture, dated as of June [ ], 2007, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “2-7/8% Convertible Notes due 2010—Series B”, limited in aggregate principal amount to $287,500,000. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     No sinking fund is provided for the Notes.
     Subject to and upon compliance with the provisions of the Indenture, any Note (or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000) that has not previously been repurchased, is convertible at the option of the Holder thereof, to the extent permitted by Article 2 of the Second Supplemental Indenture into cash, shares of fully paid and nonassessable shares of Class A common stock of the Company, $0.001 par value per share (the “Common Stock”), or a combination of both as provided in Section 2.2 of the Second Supplemental Indenture at an initial conversion rate (calculated to the nearest 1/100 of a share) of 20.4518 shares of Common Stock for each $1,000 principal amount of Note, or at the current adjusted conversion rate if an adjustment has been made as provided in the Indenture. A Note or portion thereof in respect of which the Holder has delivered a Repurchase Notice may be converted only if such notice is withdrawn in accordance with the terms of the Indenture, unless the Company has defaulted in the payment of the Change of Control Purchase Price. To convert this Note the Holder must (a) complete and manually sign the Conversion Notice or a facsimile of the Conversion Notice on the back of the Note and deliver such notice to the Conversion Agent, (b) surrender the Note to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if required, pay funds equal to the interest payable on the next interest payment date. In the case of a Global Note, the Conversion Notice shall be completed by a DTC participant on behalf of the beneficial holder. Notes surrendered for conversion during the period from the close of business on any Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided, however, that no such payment need be made if (1) we have specified a repurchase date following a Change of Control that is during such period or (2) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note. No payment or adjustment shall be made upon any conversion on account of any interest accrued hereon from the Interest Payment Date immediately preceding the day of conversion, or on account of any dividends on the Common Stock issued on conversion hereof. In addition, the Holders shall not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. No fractional shares will be issued on conversion, but instead of any fractional interest (calculated to the nearest 1/100th of a share) the Company shall pay a cash adjustment as provided in the Indenture.
     The Indenture provides that in the event of (i) certain types of reclassification or changes of the outstanding shares of Common Stock, (ii) any consolidation, merger or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that this Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Note (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Notes) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided, however, that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (a “nonelecting share”), the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).
     Upon the occurrence of a Change of Control, the Company shall notify the Holders of the Notes of such occurrence by delivering a Change of Control Notice, and shall make a Change of Control Offer, and shall purchase, on a Business Day not more than 60 nor less than 30 days following the Change of Control Date (a “Change of Control Purchase Date”) all, but not less than all, of the then outstanding Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued interest, if any, to the Change of Control Purchase Date (the “Change of Control Purchase Price”). The Change of Control Offer shall remain open from the time of mailing for at least 20 Business Days and until 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date. To exercise its repurchase right, a Holder shall deliver to the Trustee a written a Repurchase Notice, in accordance with the terms and conditions set forth in the Change of Control Notice. Upon receipt by the Trustee of a Repurchase Notice, the Holder of the Note in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note and, unless the Company has defaulted in the payment of the Change of Control Purchase Price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date. Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date. Notes in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Repurchase Notice, unless such Repurchase Notice has first been validly withdrawn in the manner provided for in the Indenture (unless the Company has defaulted in the payment of the Change of Control Purchase Price). Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address (in the Borough of Manhattan, The City of New York) specified in the Change of Control Notice prior to 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date and must complete any form of letter of transmittal proposed by the Company and reasonably acceptable to the Trustee and the Paying Agent. Any portion of the principal amount of Notes that is equal to $1,000 or an integral multiple thereof, validly tendered into the Change of Control Offer and not withdrawn, will be accepted for payment.
     In the event of repurchase or conversion of this Note in part only, a new Note or Notes for the unrepurchased or unconverted portion hereof will be issued in the name of the Holder hereof upon the cancellation thereof.
     If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of no less than a majority in principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.
     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein or for the enforcement of the right to convert this Note as provided in the Indenture.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.
     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the security register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Registrar.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.
     Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     A director, officer, employee, stockholder or incorporation, as such, of the Company shall not have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creations. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

     THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ABBREVIATIONS
     The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common

TEN ENT	–	as tenants by the entireties (Cust)

JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	–	Uniform Gifts to Minors Act
     Additional abbreviations may also be used though not in the above list.

ELECTION OF HOLDER TO REQUIRE REPURCHASE
UPON A CHANGE OF CONTROL
     (1) Pursuant to Article 3 of the Second Supplemental Indenture dated June [ ], 2007 to the Indenture, the undersigned hereby acknowledges receipt of a notice from the Company of a Change of Control Offer and requests and instructs the Company to repurchase this Note, or the portion hereof (which is $1,000 in principal amount or an integral multiple of $1,000) below designated, as of the Change of Control Purchase Date pursuant to the terms and conditions specified in such Article 3.
     (2) The undersigned hereby directs the Trustee or the Company to pay to the undersigned an amount in cash equal to 100% of the principal amount to be repurchased (as set forth below), plus interest accrued to the Change of Control Purchase Date, as provided in the Indenture.
     (3) The undersigned elects (check one):
     ☐      to withdraw this notice with respect to the following Notes:
     Principal amount:
     Certificate numbers:
     ☐      to receive cash in respect of the entire Change of Control Purchase Price with respect to the Notes that are subject to this notice.
Notice: If the Holder fails to make an election, the Holder shall be deemed to have elected to receive cash in respect of the entire Change of Control Purchase Price for all Notes subject to this notice.
Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad 15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Security certificate number:

Principal amount to be repurchased (if less than all):
$

Remaining principal amount after repurchase:
$

Social Security or Other Taxpayer Identification Number

CONVERSION NOTICE
     The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the principal amount hereof (which is $1,000 in principal amount or an integral multiple of $1,000), below designated, into cash, shares of fully paid and nonassessable shares of Class A common stock of the Company, $0.001 par value per share (the “Common Stock”), or a combination of both as provided in Section 2.2 of the Second Supplemental Indenture, in accordance with the terms of the Indenture referred to in this Note, and directs that such shares, together with a check in payment for any fractional share and any Notes representing any unconverted principal amount hereof, be issued and delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock or any portion of this Note not converted are to be registered in the name of a Person other than the undersigned, (a) the undersigned will pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad 15 under the Securities Exchange Act of 1934.
Dated:

Signature(s)
If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

Name

Address

Social Security or Other Taxpayer Identification Number

[Signature Guaranteed]

If only a portion of the Notes is to be converted, please indicate:
     1. Principal amount to be converted:
          $
     2. Principal amount and denomination of Notes representing unconverted principal amount to be issued:
          $

FORM OF ASSIGNMENT
     For value received                     hereby sell(s), assign(s) and transfer(s) unto ___[also insert social security or other identifying number of assignee] the within Note, and hereby irrevocably constitutes and appoints                     as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad 15 under the Securities Exchange Act of 1934.